Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Corebridge Financial, Inc. of our report dated February 15, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Corebridge Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

New York, New York
/s/PricewaterhouseCoopers
June 26, 2024